Exhibit 10.2

AMENDMENT TO MUTUAL SEPARATION AGREEMENT AND RELEASE

THIS AMENDMENT (“Amendment”) is made and entered into as of May 19, 2024 (“Amendment Effective Date”), by Steve Borges (“You” or “Your”) and Jabil Inc. (“Jabil” or the “Company”), (collectively, the “Parties”).

WHEREAS, in connection with Your separation from the Company, You and Jabil previously entered into the Mutual Separation Agreement and Release, dated August 21, 2023 (the “Original Agreement”). Capitalized terms used, but not defined herein, shall have the meanings set forth in the Original Agreement; and

WHEREAS, the Parties mutually desire for You to return to full-time, at-will employment with Jabil effective as of May 19, 2024, and desire to amend the Original Agreement as provided herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	Section 1(A) of the Original Agreement is hereby amended by deleting said section in its entirety and replacing it with the following new Section 1(A):

“Separation Date. Your last day of employment with Jabil (“Separation Date”) will be the earliest of the following: (i) such date as mutually agreed by the Parties in writing; (ii) Jabil’s termination of your employment for reason other than Cause (as defined below); (iii) Jabil’s termination of your employment for Cause (as defined below); (iv) your voluntary resignation; or (v) the termination of your employment due to Your death, disability, or loss of legal capacity. For purposes of clarification, it is the intention of the Parties that any termination of Your employment pursuant to this Section 1(A) shall qualify as a “separation from service” within the meaning of Section 409A. In the event that Your employment terminates in the future pursuant to subsections 1(A)(i), (ii), (iv), or (v) above, You will be placed on garden leave for a period of seven (7) calendar months prior to the Separation Date to assist Jabil with the transition of Your position, and, after the Separation Date, You shall be entitled to receive the Separation Compensation expressly provided for in Section 2(A) of the Original Agreement as modified by this Amendment. Notwithstanding the forgoing, in the event that Your employment is terminated pursuant to subsection 1(A)(iii) above, You shall not be entitled to any garden leave or any of the Separation Compensation set forth in Section 2(A) of the Original Agreement.

For purposes of this Amendment, a termination for “Cause” means Your (a) breach of any confidentiality, non-solicitation, or non-competition agreement with Jabil or breach of a material term of any other agreement between You and Jabil; (b) engagement in willful or gross misconduct that results in, or has the potential to cause, material harm financially, reputationally, or otherwise to Jabil or any Releasee; (c) commission of an act of dishonesty, fraud, embezzlement or theft; (d) commission of, or plea of guilty or no contest to a felony or crime involving moral turpitude; or (e) a material violation of Jabil’s policies and procedures, including but not limited to Jabil’s Code of Conduct.”

2.	Section 1(E) of the Original Agreement is hereby amended by deleting said section in its entirety and replacing it with the following new Section 1(E):

“Equity Awards. Jabil will abide by the terms of the award agreements (“Award Agreements”) of Your equity awards.”

3.	Section 2(A)(ii) of the Original Agreement is hereby amended by deleting said section in its entirety and replacing it with the following new Section 2(A)(ii):

“Short-Term Incentive (“STI”). You will receive an STI Bonus for the fiscal year in which the Separation Date occurs calculated based upon the greater of target or actual company performance, paid in the normal course as with other eligible employees in or about the November timeframe. Such payment shall be subject to applicable taxes and withholdings. You will not be eligible to receive any other STI bonus.”

4.

Prior to Your Separation Date, and as a prerequisite to receiving the consideration reflected in this Amendment, You agree to timely re-execute and deliver a Mutual Separation Agreement and Release, renewing and reaffirming all of the terms and conditions contained in the Original Agreement, including but not limited to the Restricted Covenants contained in Sections 5 and 6. You will not receive any of the Separation Compensation set forth in Section 2(A) of the Original Agreement unless You timely re-execute and deliver a Mutual Separation Agreement and Release.

5.

This Amendment and the Original Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

6.	Except as expressly provided herein, the terms and conditions of the Original Agreement shall remain in full force and effect and shall be binding on the Parties.

7.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, Jabil and You have executed, or caused to be executed, this Amendment, to be effective as of the Amendment Effective Date.

S I G N A T U R E S:

Date: May 19, 2024	/s/ Steve Borges
Steve Borges

On behalf of Jabil Inc.

Date: May 19, 2024	/s/ Gary Schick
Gary Schick
SVP, Human Resources

Mutual Separation Agreement	Page 2 of 2